Exhibit 99.1

News Release

Sunoco, Inc.

1735 Market Street

Philadelphia, Pa. 19103-7583

For further information contact:	For release: IMMEDIATELY

Jerry Davis (media) 215-977-6298	September 7, 2006
Tom Harr (investors) 215-977-6764

No. 16-06

JOHN P. JONES, III, ELECTED TO SUNOCO BOARD OF DIRECTORS;

SUNOCO BOARD APPROVES $1 BILLION INCREASE TO SHARE REPURCHASE

AUTHORIZATION

PHILADELPHIA, September 7, 2006 — Sunoco, Inc. (NYSE: SUN) today announced that John P. Jones, III, has been elected to its board of directors, effective September 8, 2006. Mr. Jones is currently chairman, president, and chief executive officer of Air Products and Chemicals, Inc. He is also a director of Automatic Data Processing, Inc.

“We are extremely pleased that John has joined Sunoco’s board,” said John G. Drosdick, Sunoco chairman and chief executive officer. “His extensive experience and knowledge will complement that of our existing board and bring added value to our deliberations.”

Sunoco also announced that the Board of Directors had approved an additional $1 billion of share repurchase authorization. The Company also has approximately $172 million of repurchase authority remaining under the previous program approved in July 2006. To date, the Company has repurchased approximately 8.6 million shares in 2006 for approximately $635 million.

“The repurchase of Sunoco’s stock has led to a meaningful reduction in the Company’s shares outstanding and remains a core component of our strategy to increase shareholder value,” said Drosdick. “Since January 1, 2000, we have repurchased approximately 69 million shares (for approximately $2.3 billion), reducing our net shares outstanding by 31 percent. The additional authorization provides increased capacity for us to continue the program in the future.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, over 4,700 retail sites selling gasoline and convenience items, approximately 5,400 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also has the capacity to manufacture over 2.5 million tons annually of high- quality metallurgical-grade coke for use in the steel industry. For additional information, visit Sunoco’s Web site at www.Sunocoinc.com.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general economic, financial and business conditions; competitive products and pricing; effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand; changes in refined product and chemical margins; variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of ethanol; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in the reliability and efficiency of, the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses; ability to enter into joint ventures and other similar arrangements under favorable terms; delays and/or costs related to construction, improvements and/or repairs of facilities; nonperformance by or disputes with major customers, suppliers, dealers, distributors or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation, arbitration or other proceedings. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Second Quarter 2006 Form 10-Q filed with the Securities and Exchange Commission on August 3, 2006 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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